Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of GTY Technology Holdings Inc. on Form S-3, of our report dated February 19, 2021 relating to the consolidated balance sheets of GTY Technology Holdings Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

January 21, 2022